Exhibit 5.2

[S&C Letterhead]

Hellenic Republic,
c/o Mr. Petros Christodoulou,

Public Debt Management Agency,

8, Omirou Street,

105 64 Athens,

Greece.

March 8, 2011

Ladies and Gentlemen,

In connection with the filing of a registration statement (the “Registration Statement”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities (the “Securities”) to be issued by the Hellenic Republic (the “Republic”) we, as United States counsel, have examined such documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming that the Securities have been duly and validly authorized, the Securities will, when the Registration Statement has become effective under the Securities Act and the Securities have been issued in accordance with the fiscal agency agreement between the Republic and the fiscal agent to be appointed by the Republic, substantially in the form as filed as Exhibit 4 to the Registration Statement, and delivered against payment in accordance with the terms agreement (including the underwriting agreement attached as a schedule to the form of terms agreement filed as Exhibit 1 to the Registration Statement) between the Republic and the underwriters to be appointed by the Republic, be validly issued and constitute valid and legally binding obligations of the Republic.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We also confirm to you that our opinion with respect to United States taxation is as set forth under the caption “Taxation — United States Taxation” in the prospectus included in the Registration Statement (the “Prospectus”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation — United States Taxation” and “Validity of Securities” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP